Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213649

PROSPECTUS

35,032,250 American Depositary Shares

Representing 35,032,250 Ordinary Shares

Materialise NV

This prospectus relates to the offer and resale from time to time of up to 35,032,250 American Depositary Shares, or ADSs, representing 35,032,250 ordinary shares of Materialise NV by the shareholders identified in this prospectus or in supplements to this prospectus. See “Selling Shareholders.” Each ADS represents one ordinary share, no nominal value per share, of our company. We are not selling any ADS under this prospectus and will not receive any proceeds from the sale or other disposition of ADSs by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the securities. We will bear all expenses in connection with the registration of the securities other than any transfer taxes of any selling shareholder, the fees, if any, payable to the depositary in connection with the issuance by the depositary of ADSs representing the ordinary shares and the fees, disbursements and expenses of any legal counsel to the selling shareholders. See “Plan of Distribution.”

Our ADSs are listed on the NASDAQ Global Select Market under the symbol “MTLS.” On September 27, 2016, the last reported sale price of our ADSs on the NASDAQ Global Select Market was $7.92 per ADS.

The selling shareholders identified in this prospectus from time to time may offer and resell ADSs representing the ordinary shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities. Please see the section entitled “Risk Factors” beginning on page 3 of this prospectus, as well as the section entitled “Item 3. Key Information—D. Risk Factors” beginning on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2015, which report is incorporated by reference in this prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 28, 2016.

You should read this prospectus with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of up to 35,032,250 ordinary shares represented by 35,032,250 ADSs. You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement we file with the SEC. Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus or in any prospectus supplement filed with the SEC. The selling shareholders are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales of these securities are legally permitted. The information contained in this prospectus or in any prospectus supplement we file is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since that date. We will update this prospectus to the extent required by law.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement rather than establishing matters of fact. The information in the exhibits should not be read alone and instead should be read in conjunction with the information in this prospectus and other filings that we make with the SEC. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should read this entire prospectus carefully, including each of the documents incorporated herein by reference, for a more complete understanding of our business and this offering. Except as otherwise required by the context, references to “Materialise,” “Company,” “we,” “us” and “our” are to Materialise NV and its subsidiaries.

Our Mission

Our mission is to make a significant and lasting contribution to a better and healthier world through innovative applications of additive manufacturing using our software and hardware infrastructure.

Our Company

We are a leading provider of additive manufacturing and medical software and of sophisticated 3D printing services. Our customers are active in a wide variety of industries, including healthcare, automotive, aerospace, art and design and consumer products. Since our founding in 1990 by our Chief Executive Officer, Wilfried Vancraen, we have consistently focused on developing innovative applications of additive manufacturing technologies. We believe our proprietary software platforms, which enable and enhance the functionality of 3D printers and of 3D printing operations, have become a market standard for professional 3D printing. We believe that our commitment to enabling 3D printing technologies has significantly supported and accelerated the acceptance and proliferation of additive manufacturing in the industrial and medical sectors and will continue to play an instrumental role as the industry evolves. In the healthcare sector, we bring software and medical devices to the market. Our medical software products include surgical planning tools that allow medical professionals to make 3D printable designs of the human anatomy. Our medical devices include surgical guides as well as customized medical implants. In our 3D printing service centers, including what we believe to be the world’s largest single-site additive manufacturing service center in Leuven, Belgium, we print medical devices, prototypes, production parts, and consumer products.

The Securities We Are Registering

As a result of certain administrative difficulties associated with the deposit of unregistered ordinary shares with the depositary, we entered into a registration rights agreement with certain holders of our ordinary shares, warrants and convertible bonds on September 15, 2016, which we refer to as the Registration Rights Agreement. In accordance with the terms of the Registration Rights Agreement, we are using this prospectus to register up to 35,032,250 ordinary shares represented by 35,032,250 ADSs to be sold by the selling shareholders from time to time after the date of this prospectus. These ordinary shares consist of ordinary shares previously issued to and ordinary shares issuable upon exercise of warrants or conversion of convertible bonds held by the selling shareholders, as well as ordinary shares underlying ADSs that were acquired by the selling shareholders on the NASDAQ Global Select Market. The selling shareholders might not sell any or all of the ADSs representing the ordinary shares offered by this prospectus.

Company Information

Our principal executive and registered offices are located at Technologielaan 15, 3001 Leuven, Belgium. Our telephone number is +32 (16) 39 66 11. We are registered with the Register of Legal Entities of Leuven under the number 0441.131.254. Our agent for service of process in the United States is Materialise USA, LLC, located at 44650 Helm Ct., Plymouth, Michigan 48170, telephone number (734) 259-6445. Our internet website is www.materialise.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

Issuer	Materialise NV

ADSs offered by the selling shareholders	Up to 35,032,250 ADSs

ADSs outstanding as of September 15, 2016	13,378,370 ADSs

Ordinary shares outstanding as of September 15, 2016	47,325,438 ordinary shares

The ADSs	Each ADS represents one ordinary share.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. You may cancel your ADSs and withdraw the underlying ordinary shares. The depositary will charge you fees for, among other acts, any cancellation. In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon

Custodian	ING Securities Services, Inc.

Use of proceeds	Proceeds from the sale of ADSs pursuant to this prospectus will be received by the selling shareholders. We will not receive any proceeds from such sale.

Risk factors	You should carefully read the information set forth under “Risk Factors” beginning on page 3 of this prospectus and the other information set forth in this prospectus as well as under “Item 3. Key Information—D. Risk Factors” beginning on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2015 before deciding to invest in the ADSs.

NASDAQ symbol	MTLS

RISK FACTORS

Investing in our ADSs involves a high degree of risk. You should carefully consider the risk factors described under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated herein by reference and other information contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any ADSs that may be offered or sold pursuant to this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements that are not of historical facts may be deemed to be forward-looking statements. You can identify these forward-looking statements by words such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “aims,” or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, assumptions, projections, outlook, analyses or current expectations concerning, among other things, our intellectual property position, research and development projects, results of operations, cash needs, capital expenditures, financial condition, liquidity, prospects, growth and strategies, regulatory approvals and clearances, the markets and industry in which we operate and the trends and competition that may affect the markets, industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations.

Actual results could differ materially from our forward-looking statements due to a number of factors, including, without limitation, risks related to:

•	our ability to enhance and adapt our software, products and services to meet changing technology and customer needs;

•	fluctuations in our revenue and results of operations;

•	changes in volumes and patterns of customer electricity usage;

•	our ability to operate in a highly competitive and rapidly changing industry;

•	our ability to adequately increase demand for our products and services;

•	our collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties;

•	our dependence upon sales to certain industries;

•	our relationships with suppliers;

•	our ability to attract and retain senior management and other key employees;

•	any disruptions to our service center operations, including by accidents, natural disasters or otherwise;

•	our ability to raise additional capital on attractive terms, or at all, if needed to meet our growth strategy;

•	our ability to adequately protect our intellectual property and proprietary technology;

•	our international operations;

•	our ability to comply with applicable governmental laws and regulations to which our products, services and operations are subject; and

•	the other factors listed in the “Risk Factors” sections of this prospectus and our Annual Report on Form 20-F for the year ended December 31, 2015.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

You should also read carefully the factors described in the “Risk Factors” sections of this prospectus and our Annual Report on Form 20-F for the year ended December 31, 2015 to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ADSs by the selling shareholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares, and we have no present intention of declaring or paying any dividends in the foreseeable future. Any recommendation by our board of directors to pay dividends, subject to compliance with applicable law and any contractual provisions that restrict or limit our ability to pay dividends, including under agreements for indebtedness that we may incur, will depend on many factors, including our financial condition, results of operations, legal requirements, capital requirements, business prospects and other factors that our board of directors deems relevant.

All of the ordinary shares represented by the ADSs offered by this prospectus will have the same dividend rights as all of our other outstanding shares. In general, distributions of dividends proposed by our board of directors require the approval of our shareholders at a shareholders’ meeting, although our board of directors may declare interim dividends without shareholder approval. See “Description of Share Capital.”

Furthermore, pursuant to Belgian law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory financial statements prepared under generally accepted accounting principles in Belgium, or Belgian GAAP. In addition, in accordance with Belgian law and our articles of association, we must allocate each year an amount of at least 5% of our annual net profit under our statutory non-consolidated accounts (prepared in accordance with Belgian GAAP) to a legal reserve until the reserve equals 10% of our share capital. Our legal reserve currently meets this requirement. As a consequence of these facts there can be no assurance as to whether dividends or other distributions will be paid out in the future or, if they are paid, their amount.

For information regarding the Belgian withholding tax applicable to dividends and related U.S. reimbursement procedures, see “Taxation—Belgian Taxation.”

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of June 30, 2016.

As of June 30, 2016
(unaudited)
(in thousands of €)
Loans & borrowings	22,717
Shareholders’ equity:
Share capital	2,729
Share premium	78,411
Consolidated reserves	(2,175)
Other comprehensive income	(718)

Equity attributable to the owners of Materialise NV	78,247
Non-controlling interest	—

Total equity	78,247

Total capitalization	100,964

MARKET PRICE

Please see the market price data set forth under the heading “Item 9A. The Offer and Listing—A. Offering and Listing Details” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference in this prospectus, and any prospectus supplement subsequently filed relating to a specific offering or sale, before investing in any securities that may be offered or sold pursuant to this prospectus.

In addition, the following table sets forth the reported high and low closing sale prices of the ADSs on the NASDAQ Global Select Market for the periods indicated:

	Per ADS (in $)
	High	Low
Monthly:
April 2016	7.54	7.06
May 2016	7.34	6.53
June 2016	7.23	6.95
July 2016	7.08	6.93
August 2016	6.95	6.26
September 2016 (through September 27, 2016)	7.92	6.11

SELLING SHAREHOLDERS

The following table sets forth information relating to beneficial ownership of our ordinary shares, as of September 15, 2016, for each selling shareholder.

For purposes of the table below, the percentage ownership calculations for beneficial ownership prior to this offering are based on 47,325,438 ordinary shares outstanding as of September 15, 2016.

The ordinary shares represented by the ADSs offered by this prospectus include ordinary shares issuable upon exercise of warrants or conversion of convertible bonds held by the selling shareholders. The table below assumes that there are 48,541,858 ordinary shares outstanding immediately following the closing of this offering, based upon the ordinary shares outstanding as of September 15, 2016 and after giving effect to the exercise of such warrants and the conversion of such convertible bonds.

	Ordinary shares beneficially owned prior to offering(3)			Maximum number of ordinary shares being offered(2)		Ordinary shares beneficially owned after offering(3)
Name of beneficial owner(1)	Number		Percent			Number(2)	Percent
Wilfried Vancraen	33,095,964	(4)	69.9%	33,174,324	(5)	—	—
Hilde Ingelaere	33,095,964	(4)	69.9%	33,174,324	(5)	—	—
Idem	14,021,612	(6)	29.6%	14,021,612		—	—
Ailanthus NV	13,428,688	(7)	28.4%	13,428,688		—	—
Peter Leys	—	(8)	—	815,000		—	—
Pol Ingelaere	63,654	(9)	*	63,654		—	—
Jos Vander Sloten	12,000		*	12,000		—	—
Jürgen Ingels	83,000	(10)	*	83,000		—	—
Bart Van der Schueren	226,052	(11)	*	265,232		—	—
Johan Albrecht	1,284	(12)	*	34,464		—	—
Johan Pauwels	188,188	(13)	*	227,368		—	—
Wim Michiels	52,600	(14)	*	90,580		—	—
Carla Van Steenbergen	27,764	(15)	*	66,944		—	—
Nico Foqué	12,000	(16)	*	23,000		—	—
Brigitte Veithen	—	(17)	—	45,000		—	—
Sabine Demey	41,324	(18)	*	51,324		—	—
Jurgen Laudus	12,000	(19)	*	51,180		—	—
Stefaan Motte	—	(20)	—	29,180		—	—

*	Less than 1%.
(1)	Except as otherwise indicated, the address for each of the persons named above is Technologielaan 15, 3001 Leuven, Belgium.
(2)	Includes ordinary shares issuable upon exercise of warrants or conversion of convertible bonds respectively held by the selling shareholders. The selling shareholders might not sell any or all of the ordinary shares represented by the ADSs offered by this prospectus and, as a result, we cannot estimate the number of ordinary shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares offered by this prospectus will be held by the selling shareholders.
(3)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days of September 15, 2016, including through the exercise of any option, warrant or other right or the conversion of any other security, have been included for the purpose of computing the percentage ownership of such shareholder. These shares, however, are not included in the computation of the percentage ownership of any other person. Except as otherwise indicated, we believe the persons named in this table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(4)	Consists of (i) 5,329,664 ordinary shares held by Mr. Vancraen, (ii) 276,000 ordinary shares held by Ms. Ingelaere, (iii) 40,000 ordinary shares underlying ADSs held by Mr. Vancraen, (iv) 14,021,612 ordinary shares jointly held by Mr. Vancraen and Ms. Ingelaere through Idem, a civil partnership (burgerlijke maatschap / société civile de droit commun) that is controlled and managed by Mr. Vancraen and Ms. Ingelaere, and (v) 13,428,688 ordinary shares held by Ailanthus NV, which is owned and controlled by Mr. Vancraen and Ms. Ingelaere. Mr. Vancraen and Ms. Ingelaere may be deemed to share voting power and investment power over these shares. Does not include (a) 1,500 warrants issued and granted to Mr. Vancraen or 1,500 warrants issued and granted to Ms. Ingelaere under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares and 6,000 ordinary shares, respectively, at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Vancraen or 18,180 warrants issued and granted to Ms. Ingelaere under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares and 18,180 ordinary shares, respectively, at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Mr. Vancraen or 15,000 warrants issued and granted to Ms. Ingelaere under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares and 15,000 ordinary shares, respectively, at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(5)	Consists of (i) 5,368,844 ordinary shares offered by Mr. Vancraen, (ii) 315,180 ordinary shares offered by Ms. Ingelaere, (iii) 14,021,612 ordinary shares offered by Idem, which is controlled and managed by Mr. Vancraen and Ms. Ingelaere, and (iv) 13,428,688 ordinary shares offered by Ailanthus NV, which is owned and controlled by Mr. Vancraen and Ms. Ingelaere. Mr. Vancraen and Ms. Ingelaere may be deemed to share voting power and investment power over these shares.
(6)	Idem is controlled and managed by Mr. Vancraen and Ms. Ingelaere, who may be deemed to share voting power and investment power over these shares.
(7)	Ailanthus NV is owned and controlled by Mr. Vancraen and Ms. Ingelaere, who may be deemed to share voting power and investment power over these shares.
(8)	Does not include (a) 72,774 warrants issued and granted to Mr. Leys under the 2013 Warrant Plan, which warrants are exercisable for 291,096 ordinary shares at €1.97 per share, vest 25% on a yearly basis beginning in October 2017 and expire in 2023, (b) 15,000 warrants issued and granted to Mr. Leys under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025, or (c) 1,000 convertible bonds which have been issued to and subscribed by Mr. Leys and Mr. Leys’ spouse, Els Kindt, and which can be converted into an aggregate of 508,904 ordinary shares at a conversion price of €1.97 per share beginning in 1 January 2017 and expire in 2020.
(9)	Consists of (i) 62,904 ordinary shares and (ii) 750 ordinary shares underlying ADSs, each jointly held with Mr. Ingelaere’s spouse, Anne Verfaillie.
(10)	Consists of (i) 50,000 ordinary shares and (ii) 33,000 ordinary shares underlying ADSs, each held by Jinvest BVBA, which is owned and controlled by Mr. Ingels. The address for Jinvest BVBA is Clemenceauxstraat 177A, 2860 Sint-Katelijne-Waver, Belgium.
(11)	Does not include (a) 1,500 warrants issued and granted to Mr. Van der Schueren under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Van der Schueren under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Mr. Van der Schueren under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.

(12)	Consists of 1,284 ordinary shares underlying ADSs held by Mr. Albrecht. Does not include (a) 18,180 warrants issued and granted to Mr. Albrecht under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (b) 15,000 warrants issued and granted to Mr. Albrecht under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(13)	Consists of 188,188 ordinary shares jointly held with Mr. Pauwels’ spouse, Kristine Van Muylder. Mr. Pauwels and Ms. Van Muylder may be deemed to share voting power and investment power over these shares. Does not include (a) 1,500 warrants issued and granted to Mr. Pauwels under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Pauwels under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Mr. Pauwels under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(14)	Consists of (i) 32,000 ordinary shares held by Mr. Michiels, (ii) 20,000 ordinary shares underlying ADSs held by Mr. Michiels, and (iii) 600 ordinary shares underlying ADSs jointly held with Mr. Michiels’ spouse, Eleonora Dhoore. Mr. Michiels and Ms. Dhoore may be deemed to share voting power and investment power over these shares. Does not include (a) 1,200 warrants issued and granted to Mr. Michiels under the 2013 Warrant Plan, which warrants are exercisable for 4,800 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Michiels under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Mr. Michiels under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(15)	Does not include (a) 1,500 warrants issued and granted to Ms. Van Steenbergen under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Ms. Van Steenbergen under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Ms. Van Steenbergen under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(16)	Does not include (a) 1,500 warrants issued and granted to Mr. Foqué under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, or (b) 5,000 warrants issued and granted to Mr. Foqué under the 2014 Warrant Plan, which warrants are exercisable for 5,000 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024.
(17)	Does not include 45,000 warrants issued and granted to Ms. Veithen under the 2015 Warrant Plan, which warrants are exercisable for 45,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(18)	Does not include (a) 1,500 warrants issued and granted to Ms. Demey under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, or (b) 4,000 warrants issued and granted to Ms. Demey under the 2015 Warrant Plan, which warrants are exercisable for 4,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(19)

Does not include (a) 1,500 warrants issued and granted to Mr. Laudus under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Laudus under the 2014

Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 15,000 warrants issued and granted to Mr. Laudus under the 2015 Warrant Plan, which warrants are exercisable for 15,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.
(20)	Does not include (a) 1,500 warrants issued and granted to Mr. Motte under the 2013 Warrant Plan, which warrants are exercisable for 6,000 ordinary shares at €2.14 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2023, (b) 18,180 warrants issued and granted to Mr. Motte under the 2014 Warrant Plan, which warrants are exercisable for 18,180 ordinary shares at €8.81 per share, vest 25% on a yearly basis beginning in October 2018 and expire in 2024, or (c) 5,000 warrants issued and granted to Mr. Motte under the 2015 Warrant Plan, which warrants are exercisable for 5,000 ordinary shares at €6.45 per share, vest in consecutive portions of 10%, 20%, 30% and 40% on a yearly basis beginning in September 2018 and expire in 2025.

DESCRIPTION OF SHARE CAPITAL

The following description is a summary of certain information relating to our share capital, certain provisions of our articles of association and the Belgian Company Code. Because this description is a summary, it may not contain all information which is important to you. Accordingly, this description is qualified entirely by references to our amended and restated articles of association. Copies of our amended and restated articles of association are publicly available as an exhibit to the registration statement of which this prospectus forms a part.

The following description includes comparisons of certain provisions of our articles of association and the Belgian Company Code applicable to us and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Belgian law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Belgian law, and are not intended to be a complete discussion of the respective rights.

Share Capital

Share Capital and Shares

Our share capital is represented by registered ordinary shares without par value. Our share capital is fully paid-up. There are no separate classes of shares.

On June 30, 2014, we sold 8,000,000 ADSs, each representing one ordinary share, in our initial public offering at a price of $12.00 per ADS. In connection with the closing of our initial public offering, we converted our outstanding Class A ordinary shares, Class B ordinary shares and Class C ordinary shares into ordinary shares and effected a stock split of our outstanding ordinary shares, whereby each ordinary share was converted into four ordinary shares. The number of ordinary shares and number of shares issuable upon exercise of our outstanding warrants and conversion of our outstanding convertible bonds are presented herein on the basis of the number after this stock split.

As of December 31, 2015, our issued and paid-up share capital amounted to €2,729,245.25 represented by 47,325,438 registered ordinary shares without par value, each representing an identical fraction of our share capital.

The changes in our share capital since January 1, 2013 are described below:

Date	Transaction	Number of shares issued	Issue price per share	Amount of capital increase		Issue premium	Share capital after the transaction		Aggregate number of shares after the transaction
February 21, 2013	Exercise of warrants	14,208 Class B ordinary shares	€3.92	€3,353.09		€52,342.27	€2,229,418.19		9,445,214
November 28, 2013	Conversion of founders shares	300,000 Class A ordinary shares	—	—		—	€2,229,418.19		9,745,214
November 28, 2013	Exercise of warrants	22,800 Class B ordinary shares	€3.92	€5,216.64		€84,159.36	€2,234,634.83		9,768,014
June 30, 2014	Cancellation of classes of shares and stock split	—	—	—		—	€2,234,634.83		39,072,056
June 30, 2014	Issuance of ordinary shares at IPO	8,000,000 ordinary shares	€8.81	€480,000.00		€70,004,581.50	€2,714,634.83		47,072,056
November 27, 2014	Exercise of warrants	75,200 ordinary shares	€0.98	€73,696.00	(1)	—	€2,788,330.83	(1)	47,147,256
March 5, 2015	Correction of deed of November 27, 2014	—	—	€4,336.77	(1)	€69,359.23	€2,718,971.60		—
March 5, 2015	Issuance of ordinary shares	80,180 ordinary shares	€7.22	€4,626.50		€574,290.50	€2,723,598.10		47,227,438
November 20, 2015	Exercise of warrants	98,000 ordinary shares	€0.98	€5,647.15		€90,392.85	€2,729,245.25		47,325,438

All of the share issuances listed above were for cash consideration.

(1)	According to the deed of capital increase and issuance of shares following the exercise of warrants of November 27, 2014, the share capital was initially increased by €73,696.00 to €2,788,330.83. This was later corrected by a correction deed of March 5, 2015. The correction deed of March 5, 2015 provides that share capital on November 27, 2014 only increased with €4,366.77 up to €2,718,971.60 and that an issuance premium of €69,359.23 was recorded on November 27, 2014. Our annual accounts as of December 31, 2014 indicate that the share capital was €2,788,330.83.

The following table shows the reconciliation of the number of ordinary shares outstanding as of December 31, 2014 and 2015:

Issued capital	Share capital (€)	Number of shares
As of December 31, 2014	2,788,330.83	47,147,256
Changes during 2015	59,085.58	178,182
As of December 31, 2015	2,729,245.25	47,325,438

As of December 31, 2015, neither we nor any of our subsidiaries held any of our own shares.

Other Outstanding Securities

In addition to the ordinary shares already outstanding, we have granted warrants (warrants / droits de souscription) and convertible bonds (converteerbare obligaties / obligations convertibles) which upon exercise or conversion will lead to an increase in the number of our outstanding shares.

Warrants

There were outstanding issued and granted warrants to subscribe for an aggregate of 1,121,755 ordinary shares as of December 31, 2015. A total of 1,588,219 warrants, to subscribe for an aggregate of 1,565,771 ordinary shares, were issued but not yet granted as of December 31, 2015.

These warrants have been issued within the context of three stock option plans, the 2013 Warrant Plan, the 2014 Warrant Plan and the 2015 Warrant Plan, for our employees and consultants (including members of our senior management team). The decision to grant warrants and to determine the beneficiaries is taken by our board of directors (as the case may be, in accordance with article 523 of the Belgian Company Code).

By an extraordinary shareholders’ meeting held on November 28, 2013, we issued 120,000 warrants pursuant to the 2013 Warrant Plan, 75,274 of which were effectively granted in October 2013, 5,500 of which were granted to certain employees in December 2013 and 36,200 of which were granted to certain members of our board of directors and senior management, and employees in January 2014. As of December 31, 2015, 109,974 issued and granted warrants under the 2013 Warrant Plan were still outstanding.

By an extraordinary shareholders’ meeting held on April 23, 2014, we agreed to issue, with effect on the closing of our initial public offering, 1,200,000 new warrants, pursuant to the 2014 Warrant Plan, 979,898 of which were granted in June 2014 to certain of our employees and members of our board of directors and senior management, 36,151 of which were granted to certain employees in November 2014, and 18,180 of which were granted to a member of our senior management in July 2015. As of December 31, 2015, 772,859 issued and granted warrants were still outstanding.

On December 18, 2015, our board of directors adopted the 2015 Warrant Plan and issued 1,400,000 warrants, which warrants are exercisable for 1,400,000 new ordinary shares, pursuant to the powers granted to it by the extraordinary general meeting of shareholders held on April 23, 2014. A total of 348,000 warrants were issued and granted in July 2016.

Each warrant under the 2013 Warrant Plan gives the right to subscribe for four newly issued ordinary shares. Each warrant under the 2014 Warrant Plan and the 2015 Warrant Plan gives the right to subscribe for one newly issued ordinary share. Shares subscribed for upon the exercise of the warrants will be registered ordinary shares of our company. Holders of such shares will have the same rights as any other registered shareholder.

The 75,274 warrants granted on October 15, 2013 under the 2013 Warrant Plan are exercisable at €1.97 per share. The 5,500 warrants granted in December 2013 and the 36,200 warrants granted in January 2014 under the 2013 Warrant Plan are exercisable at €2.14 per share. To determine each exercise price, the board of directors used the same valuation method (each time with up-to-date figures) which is the average of (i) the DCF method and (ii) a peer group analysis of the valuation of listed companies active in similar markets, taking into account an illiquidity discount.

The 979,898 warrants granted in June 2014, the 36,151 warrants granted in November 2014, and the 18,180 warrants granted in July 2015, under the 2014 Warrant Plan are exercisable at €8.81 per share, which was the euro-equivalent of the ADSs offered in our initial public offering.

The 348,000 warrants granted under the 2015 Warrant Plan are exercisable at €6.45 per share. The exercise price was determined on the basis of the average closing sale prices of the ADSs on the NASDAQ Global Select Market during the 30-day period preceding the day of the offer.

The warrants have been issued in accordance with article 43, §3, 2° of the Belgian Law of March 26, 1999. The warrants are not transferable, except in the event of death of the warrant holder to the beneficiary appointed by the warrant holder.

Warrants granted under the 2013 Warrant Plan or the 2014 Warrant Plan

The warrants under the 2013 Warrant Plan and the 2014 Warrant Plan vest in consecutive portions of 25% of the total amount of the warrants issued to a beneficiary on a yearly basis as from the fourth year after the year the warrants have been effectively granted, on the condition that the warrant holder is on October 1 of the relevant year still an employee, consultant or board member of our company or our affiliates. Vested warrants can be exercised in the 30-day period following the date of vesting, i.e., in the month of October of each year. We allow vested warrants that have not been exercised during the first exercise period to be exercised in subsequent exercise periods. The warrants expire ten years after their respective issuance.

In the event of termination of an employment agreement for serious or just cause, as applicable, a consultancy agreement for breach of contract, or a board mandate for serious or just cause, as applicable, the warrants held by the employee, consultant or board member will terminate automatically.

In the event of termination of an employment agreement, consultancy agreement or board mandate for statutory retirement or death, vested warrants will remain exercisable in accordance with the terms of the relevant warrant plan.

In the event of termination of an employment agreement, consultancy agreement or board mandate for any other reason, the vested warrants held by the employee, consultant or board member can be exercised during the first upcoming exercise period. Any warrant of such employee, consultant or board member that is not exercised during the first upcoming exercise period will terminate automatically.

The holders of warrants issued under the 2013 Warrant Plan and the 2014 Warrant Plan have granted us a call option on the shares acquired upon exercise of the warrants. Such call option is exercisable within six months from the termination of an employment agreement, consultancy agreement or board mandate (or, if later, within six months from the exercise of the warrants taking place after the termination of such employment agreement, consultancy agreement or board mandate).

Warrants granted under the 2015 Warrant Plan

The warrants under the 2015 Warrant Plan vest in consecutive portions of 10%, 20%, 30% and 40% of the total amount of the warrants issued to a beneficiary on a yearly basis as from the second anniversary of the date that the warrants have been effectively granted, on the condition that the warrant holder is still an employee, consultant or board member of our company or our affiliates. Vested warrants can be exercised during (i) a four-week period following the announcement of the results of the fourth quarter of the previous fiscal year and the second quarter of the then current fiscal year, or (ii) if no quarterly results are published, during the months of March and September of each year. The 348,000 warrants that have been granted in July 2016 cannot be exercised prior to the end of the third calendar year following the calendar year of the grant. We allow vested warrants that have not been exercised during the first exercise period to be exercised in subsequent exercise periods. The warrants expire ten years after their respective issuance.

In the event of termination of an employment agreement, consultant agreement or board mandate, the vested warrants held by the employee, consultant or board member can be exercised during the first or second upcoming exercise period. Any warrant of such employee, consultant or board member that is not exercised during the first upcoming exercise period will terminate automatically.

In the event of termination of an employment agreement, consultancy agreement or board mandate for statutory retirement or death, the vested warrants will remain exercisable in accordance with the terms of the 2015 Warrant Plan.

The table below provides an overview of all of the outstanding granted warrants under the 2013 Warrant Plan, the 2014 Warrant Plan and the 2015 Warrant Plan as of the date of this prospectus:

Number of outstanding granted warrants	Plan	Date granted	Exercise period	Number of shares into which warrants can be exercised	Exercise price per share
72,774	2013 Warrant Plan	October 2013	For vested warrants: October 2017—October 2018—October 2019—October 2020—October 2021—October 2022—October 2023	291,096	€1.97

37,200	2013 Warrant Plan	December 2013, January 2014	For vested warrants: October 2018—October 2019—October 2020—October 2021—October 2022—October 2023	148,800	€2.14

753,963	2014 Warrant Plan	June 2014, November 2014 and July 2015	For vested warrants granted in 2014: October 2018—October 2019—October 2020—October 2021—October 2022—October 2023—October 2024 For vested warrants granted in 2015: October 2019—October 2020—October 2021—October 2022—October 2023—October 2024	753,963	€8.81

348,000	2015 Warrant Plan	July 2016	For vested warrants: as of January 1, 2020 until 2025: during a four-week period following the announcement of the results of the fourth quarter of the previous fiscal year and during a four-week period following the announcement of the results of the second quarter of the then-current fiscal year, or if no quarterly results are published, during March and September of each year	348,000	€6.45

Convertible bonds

The total number of outstanding convertible bonds (where each convertible bond entitles the holder to subscribe to approximately 508.91 new shares (rounded upwards)) was 1,000 as of December 31, 2015.

By meeting of our board of directors on October 28, 2013, acting in the framework of the authorized capital (toegestaan kapitaal / capital autorisé), a convertible bond loan for an amount of €1,000,000 was issued to and subscribed by our Executive Chairman and his spouse, represented by 1,000 convertible bonds each having a nominal value of €1,000. These convertible bonds have been issued in connection with the management services agreement between us and our Executive Chairman.

The convertible bond loan has a term of seven years from the issue date. The applicable annual interest rate is 3.7%.

The convertible bonds can be converted into shares at the request of the bond holders at any time from January 1, 2017 until the end of the term of the convertible bond loan. The conversion price of the convertible bonds amounts to €1.97 per share. The number of new shares to be issued upon conversion of the convertible bonds will be calculated on the basis of a ratio of 508.91 new shares (rounded upwards) for each convertible bond, and a maximum of 508,904 new ordinary shares may be issued.

The subscribers of the convertible bonds have granted a call option to Ailanthus NV with respect to the convertible bonds. Such call option is exercisable during a period of four months from (a) the date of notice by the member of our senior management of termination of his management services agreement, the date of termination of such management services agreement for death or the date of suspension of such management services agreement for at least one year for disability, (b) the first anniversary of any such date and (c) the second anniversary of any such date.

The convertible bonds are not transferable, except in case of death of the bond holders to their heirs or with our prior approval.

The table below provides an overview of all of the convertible bonds outstanding under our convertible bond loan as of December 31, 2015:

Number of convertible bonds outstanding	Date granted	Conversion period	Conversion price per share	Number of shares into which bonds can be converted
1,000	October 28, 2013	From January 1, 2017 until October 27, 2020	€1.97	508,904

Articles of Association and Other Share Information

Corporate Profile

We are a limited liability company incorporated in the form of a naamloze vennootschap / société anonyme under Belgian law. We are registered with the register of legal entities of Leuven under the registration number 0441.131.254. Our registered office and our headquarters are located at Technologielaan 15, 3001 Leuven (Heverlee), Belgium (telephone number +32 (0) 16 39 66 11). We were incorporated on June 28, 1990 for an unlimited duration. Our fiscal year runs from January 1 through December 31.

Corporate Purpose

According to our amended and restated articles of association, our corporate purpose is: research, development and marketing of additive manufacturing and related technologies, and all services, engineering and holding activities relating thereto, in the broadest meaning.

We act for our own account, in consignation, on commission, as intermediary or representative.

Our corporate purpose is also:

•	to purchase, sell, trade, construct, renovate, valorize, refurbish, exploit, lease, sublease, manage, maintain, parcel, horizontally divide, place under mandatory co-ownership, lease, prospect and promote in any way any immovable goods or immovable rights in real property;

•	to invest, subscribe, acquire, place, sell, purchase, trade any movable value, issued by Belgian or foreign enterprises, whether or not as trade companies, administration offices, institutions or associations, and manage such investments and participations; and

•	to provide advisory, management and other services to any affiliated company or any other entity with which a participation relationship exists, in its capacity of director, liquidator or otherwise, manage or control such companies.

We may, by contribution of cash or in kind, merger, subscription, participation, financial intervention or any other way, participate in any existing or to be established company or enterprise, in Belgium or abroad, the corporate object of which is identical, similar or related to our corporate purpose, or which promotes our corporate purpose.

Generally, we can do any act of a civil or commercial, movable, immovable or industrial nature that is directly or indirectly, in whole or in part, connected to our corporate purpose.

Board of Directors

Belgian law does not specifically regulate the ability of directors to borrow money from our company.

Article 523 of the Belgian Company Code provides that if one of our directors directly or indirectly has a personal financial interest that conflicts with a decision or transaction that falls within the powers of our board of directors, the director concerned must inform our other directors before our board of directors makes any decision on such transaction. The statutory auditor must also be notified. The director may neither participate in the deliberation nor vote on the conflicting decision or transaction. An excerpt from the minutes of the meeting of our board of directors that sets forth the financial impact of the matter on us and justifies the decision of our board of directors must be published in our annual report. The statutory auditors’ report to the annual accounts must contain a description of the financial impact on us of each of the decisions of our board of directors where director conflicts arise.

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed and a majority of disinterested directors consent, (ii) the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

We rely on a provision in the Listing Rules of the NASDAQ Stock Market that allows us to follow Belgian corporate law with respect to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NASDAQ Global Select Market. In particular, the Listing Rules of the NASDAQ Stock Market require a majority of the directors of a listed U.S. company to be independent, whereas in Belgium, we are not subject to any legal requirement to have any independent directors. Additionally, our articles of association only require three directors to be independent. Our board of directors currently comprises three independent directors and seven non-independent directors. The Listing Rules of the NASDAQ Stock Market further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. While our Audit Committee is comprised entirely of independent directors, our Remuneration and Nomination Committee is composed of two independent directors and one executive director who is, directly or indirectly, a major shareholder of our company.

Form and Transferability of Our Shares

All of our shares belong to the same class of securities and are in registered form.

All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

Currency

All of our shares are denominated in euro.

Changes to Our Share Capital

Changes to our share capital are decided by our shareholders. Our shareholders may at any time at a shareholders’ meeting decide to increase or decrease our share capital. Such resolution must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “—Description of the Rights and Benefits Attached To Our Shares—Right to Attend and Vote at Our Shareholders’ Meeting—Quorum and Majority Requirements.” No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that are not fully paid-up.

Share Capital Increases by Our Board of Directors

Subject to the quorum and majority requirements described below in “—Description of the Rights and Benefits Attached To Our Shares—Right to Attend and Vote at Our Shareholders’ Meeting—Quorum and Majority Requirements,” our shareholders’ meeting may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as authorized capital. This authorization can only be granted for a renewable period of a maximum of five years and may not exceed the amount of the registered share capital at the time of the authorization.

At our extraordinary shareholders’ meeting of April 23, 2014, our shareholders authorized our board of directors, for a period of five years from the date of publication of the changes to the articles of association decided by our shareholders’ meeting on April 23, 2014, to increase our share capital, in one or more transactions, up to a maximum amount equal to the amount of our share capital as of the closing of our initial public offering.

In addition, our board of directors is expressly authorized to increase our share capital in the event of a public takeover bid for our securities, within the limits mentioned above and under the conditions set out in Article 607 of the Belgian Company Code. This authorization is granted for a period of three years from the date of the extraordinary shareholders’ meeting of April 23, 2014. Increases in our share capital pursuant to this authorization are deducted from the remaining authorized capital. See “—Share Capital” for a description of changes in our share capital, including since our initial public offering.

Preferential Subscription Rights

In the event of a share capital increase for cash through the issuance of new shares, or in the event we issue convertible bonds or warrants, our existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or warrants. These preferential subscription rights are transferable during the subscription period. Our board of directors may decide that preferential subscription rights which were not exercised, or were only partly exercised, by any shareholders shall accrue proportionally to the other shareholders who have already exercised their preferential subscription rights, and shall fix the practical terms for such subscription.

Our shareholders may, at a shareholders’ meeting, decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the shareholders must satisfy the same quorum and majority requirements as the decision to increase our share capital.

Shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Company Code. Our board of directors currently has the authority to increase the share capital within the framework of the authorized capital, and the right to limit or cancel the preferential subscription right within the framework of the authorized capital. See also “—Share Capital Increases by Our Board of Directors” above.

Generally, unless expressly authorized in advance by the shareholders’ meeting, the authorization of our board of directors to increase the share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to us by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid for our securities. Our existing shareholders have granted an express authorization to our board of directors to increase our share capital up to a maximum amount equal to the amount of our share capital as of the closing of our initial public offering, which authorization will expire on April 23, 2017.

Under the DGCL, stockholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Purchases and Sales of Our Own Shares

We may only repurchase our own shares pursuant to authorization of our shareholders at a shareholders’ meeting taken under the conditions of quorum and majority provided for in the Belgian Company Code. Pursuant to the Belgian Company Code, such a decision requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. No quorum is required at the second meeting, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

At our shareholders’ meeting held on April 23, 2014, our shareholders delegated authority to our board of directors, for a period of five years from the closing date of our initial public offering (which was June 30, 2014), to repurchase our shares up to the maximum number allowed under Article 620, §1, 2° of the Belgian Company Code and for consideration that is not less than 80% of and not more than 120% of the average closing prices of the ADSs representing our shares during the 30 calendar days prior to either the date of the redemption or the date of the announcement thereof. The authorization is also valid for the acquisition of our shares by one of our direct subsidiaries pursuant to Article 627 of the Belgian Company Code.

Any offer by us to purchase our own shares must be made on the same terms and conditions to all of our shareholders.

Our board of directors is authorized to acquire our own shares if such acquisition is necessary to prevent serious and imminent harm to us. This authorization is valid for three years from the date of the publication of the authorization in the Annexes to the Belgian State Gazette (Belgisch Staatsblad / Moniteur belge).

Our board of directors is also authorized to sell our own shares at a price that it determines. This authorization is valid without restriction in time. The authorization is also valid for the sale of our shares by one of our direct subsidiaries, as defined in Article 627 of the Belgian Company Code. We did not own any own shares as of December 31, 2015.

Description of the Rights and Benefits Attached To Our Shares

Right to Attend and Vote at Our Shareholders’ Meetings

Annual Shareholders’ Meeting

Our annual shareholders’ meeting will be held on the first Tuesday in June of each year, at 10 a.m., or at any other time, at our registered office or at any other place in Belgium mentioned in the notice of the meeting. If this date falls on a legal holiday in Belgium, the meeting is held on the next business day in Belgium (excluding Saturday) at the same time.

Special and Extraordinary Shareholders’ Meetings

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so require, convene a special or extraordinary shareholders’ meeting. Such shareholders’ meeting must also be convened when one or more shareholders holding at least one-fifth of our share capital so demands.

Under the DGCL, special meetings of the stockholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Stockholders generally do not have the right to call meetings of stockholders unless that right is granted in the certificate of incorporation or the bylaws.

Notices Convening Shareholders’ Meetings

Notices of our shareholders’ meetings contain the agenda of the meeting indicating the items to be discussed as well as any proposed resolutions that will be submitted at the meeting. Other than in connection with a demand to convene a special or extraordinary shareholders’ meeting as described above, shareholders may not submit matters to be voted upon at our shareholders’ meetings.

Notices are sent 15 days prior to the date of our shareholders’ meeting to the holders of our registered shares, holders of our registered warrants and convertible bonds, and to our directors and our statutory auditor.

We publish on our website the notices of all our shareholders’ meetings and all related documents, such as specific board and auditor’s reports.

Under the DGCL, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders of a Delaware corporation must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and, in the case of a special meeting, the purpose of the meeting.

Admission to Meetings

All holders of our shares are entitled to attend our shareholders’ meeting, take part in the deliberations and, within the limits prescribed by the Belgian Company Code, vote.

Shareholders wishing to attend and participate in the shareholders’ meeting must have the ownership of their shares recorded in their names on the third business day preceding the day of the meeting through registration in the shareholders’ register. Our board of directors may make attendance and participation in the shareholders’ meeting subject to a requirement for shareholders to express, on a date prior to the meeting to be determined by our board of directors, their intention to attend the meeting and the number of shares in respect of which they intend to exercise voting rights.

Votes

Each of our ordinary shares is entitled to one vote except for shares owned by us, or by any of our direct subsidiaries, the voting rights of which are suspended.

Voting rights can also be suspended in relation to shares:

•	which are not fully paid-up, notwithstanding the request thereto of our board of directors;

•	to which more than one person, or a legal entity represented by two or more persons acting as a board, is entitled, except in the event a single representative is appointed for the exercise of the voting rights; and

•	for which the voting rights were suspended by a competent court.

The ordinary shares held by our principal shareholders do not entitle such shareholders to different voting rights, except that as long as Wilfried Vancraen, our founder and Chief Executive Officer, Hilde Ingelaere, an Executive Vice President of our company who is also Mr. Vancraen’s spouse, and their three children, Linde, Sander and

Jeroen Vancraen, or collectively, the Family Shareholders, control, directly or indirectly, in the aggregate at least 20% of the voting rights attached to our ordinary shares company, a majority of our directors must be appointed by our shareholders from a list of candidates proposed by the Family Shareholders.

Any shareholder with the right to vote may either personally participate in the meeting or give a proxy to another person, who need not be a shareholder, to represent such shareholder at the meeting. All proxies must be in writing in accordance with the form prescribed by us and must be received by us no later than the date determined by our board of directors. Our articles of association do not allow shareholders to vote electronically.

Quorum and Majority Requirements

Generally, there is no quorum requirement for our shareholders’ meetings, except as provided for by law in relation to decisions regarding certain matters. Decisions are made by a simple majority, except where the law provides for a special majority.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Matters involving special legal quorum and majority requirements include, among others, amendment to the articles of association, issues of new shares, convertible bonds or warrants and decisions regarding mergers and demergers, which require at least 50% of the share capital to be present or represented and the affirmative vote of the holders of at least 75% of the votes cast. If the quorum is not reached, a second meeting may be convened at which no quorum requirement applies. The special majority requirement for voting, however, remains applicable.

Any modification of our corporate purpose or legal form requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

Right to Ask Questions at our Shareholders’ Meeting

Within the limits of Article 540 of the Belgian Company Code, members of the board of directors will answer, during the shareholders’ meeting, the questions raised by shareholders. Shareholders can ask questions either during the meeting or in writing, provided that we receive the written questions at the latest on the third business day preceding the shareholders’ meeting.

Dividends

All shares participate equally in our profits (if any) as of and for the entire fiscal year starting on January 1. In general, we may only pay dividends if approved at our shareholders’ meeting, although our board of directors may, subject to certain conditions, pay an interim dividend without shareholder approval in accordance with the provisions of the Belgian Company Code. Dividends are paid on the dates and at the places determined by our board of directors.

The Belgian Company Code provides that dividends can only be paid up to an amount equal to the excess of our shareholders’ equity over the sum of (i) paid-up or called-up share capital and (ii) reserves not available for distribution pursuant to law or the articles of association. Under Belgian law and our amended and restated articles of association, we must allocate at least 5% of our annual net profit under our statutory non-consolidated accounts (prepared in accordance with Belgian GAAP) to a legal reserve until the reserve equals 10% of our share capital. Our legal reserve currently meets this requirement.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

For more information on our current dividend policy, see “Dividend Policy.”

Appointment of Directors

Our articles of association provide that, as long as the Family Shareholders control, directly or indirectly, in the aggregate at least 20% of the voting rights attached to our ordinary shares company, a majority of our directors must be appointed by our shareholders from a list of candidates proposed by the Family Shareholders.

Liquidation Rights

Our company can only be dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary shareholders’ meeting where at least 50% of the share capital is present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

If, as a result of losses incurred, the ratio of our net assets (determined in accordance with Belgian legal and accounting rules) to share capital is less than 50%, our board of directors must convene a general shareholders’ meeting within two months of the date upon which our board of directors discovered or should have discovered this undercapitalization. At this shareholders’ meeting our board of directors needs to propose either our dissolution or our continuation, in which case our board of directors must propose measures to address our financial situation. Our board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve us, provided that at least 50% of our share capital is present or represented at the meeting.

If, as a result of losses incurred, the ratio of our net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in the event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve us. If the amount of our net assets has dropped below €61,500 (the minimum amount of share capital of a Belgian limited liability company), any interested party is entitled to request the competent court to dissolve us. The court can order our dissolution or grant a grace period during which time we must remedy the situation.

Holders of ordinary shares have no sinking fund, redemption or appraisal rights.

Belgian Legislation

Disclosure of Significant Shareholdings

The Belgian Law of May 2, 2007 on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market and containing various provisions does not apply to us. However, in accordance with U.S. federal securities laws, holders of our ordinary shares and holders of ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person who, after acquiring beneficial ownership of our ordinary shares or ADSs, is the beneficial owners of more than 5% of our outstanding ordinary shares or ordinary shares underlying ADSs must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares or ordinary shares underlying ADSs that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Public Takeover Bids

Public takeover bids in Belgium for our shares or other securities giving access to voting rights are subject to supervision by the FSMA. Public takeover bids must be extended to all of the voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus which has been approved by the FSMA prior to publication.

However, the Belgian rules on mandatory takeover bids, which provide that a mandatory bid must be launched if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for their account, directly or indirectly holds more than 30% of the voting securities in a Belgian listed company, are not applicable to us.

Squeeze-out

Pursuant to Article 513 of the Belgian Company Code and the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, who own together with the company 95% of the securities with voting rights in a public company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. The securities that are not voluntarily tendered in response to such an offer are deemed to be automatically transferred to the bidder at the end of the procedure. At the end of the procedure, the company is no longer deemed a public company, unless bonds issued by the company are still spread among the public. The consideration for the securities must be in cash and must represent the fair value (verified by an independent expert) in order to safeguard the interests of the transferring shareholders.

The DGCL provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Limitations on the Right to Own Securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the principal Amsterdam office of ING Securities Services, Inc., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (i) directly (x) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (y) by having ADSs registered in your name in the Direct Registration System, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Belgian law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have the rights of an ADS holder. A deposit agreement among us, the depositary, ADS holders, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. We have no present intention of declaring or paying any cash dividends or cash distributions on our ordinary shares in the foreseeable future. In the event we do declare or pay any cash dividends or cash distributions, the depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If it is not possible and lawful to do so on a reasonable basis, or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. We have no present intention of declaring or paying any share dividends or other distributions of our ordinary shares in the foreseeable future. In the event of a share dividend or other distribution of ordinary shares, the depositary may distribute additional ADSs representing such ordinary shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the Depositary will consult with us in good faith concerning the appropriate treatment of such additional ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay the exercise price and any other charges required to be paid in order to exercise the rights.

U.S. securities laws may restrict transfers or the cancellation of the ADSs representing ordinary shares purchased upon the exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can you withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person designated by you at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How can you interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary how to vote the number of deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting with sufficient advance notice to withdraw the ordinary shares.

The depositary will try, to the extent practicable, and subject to the laws of Belgium and to our articles of association, bylaws or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by you. If we requested the depositary to act at least 30 days prior to the meeting date and the depositary does not receive voting instructions from you by the specified date, it will consider you to have instructed it to give a discretionary proxy to a person designated by us with respect to the number of deposited securities represented by your ADSs, provided that no such instruction will be deemed given with respect to any matter as to which we inform the depositary (and we will provide such information as promptly as practicable, if applicable) that substantial opposition exists or such matter materially and adversely affects the rights of holders of ordinary shares. The depositary will only vote or attempt to vote as instructed or as described above. The depositary, as a shareholder on record, may either personally participate in the meeting or give a proxy to another person to represent it at the meeting. Our articles of association do not allow shareholders to vote electronically.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 15 days in advance of the meeting date.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, you will be required to pay the following fees to the depositary:

Persons depositing or withdrawing ordinary shares or ADS holders must pay to the depositary:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADS or ordinary shares underlying an ADS, such as share transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-based services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•    Change the nominal or par value of our ordinary shares

•    Reclassify, split up or consolidate any of the deposited securities

•    Distribute securities on the ordinary shares that are not distributed to you

•    Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or materially prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary or any of our respective directors, officers, employees, agents or affiliates. We and the depositary and our respective directors, officers, employees, agents or affiliates:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder of ADSs waives the right to a jury trial in an action against us or the depositary arising out of or relating to the ordinary shares or other deposited securities, ADSs, ADRs or the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon surrender and cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may accept ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:(1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary and agrees in writing that it or its customer (i) owns or represents the owner of the shares to be deposited (ii) assigns all beneficial right, title and interest in such shares to the depositary in its capacity as such and for the benefit of the ADS holders, and (iii) will not take any action with respect to such shares that is inconsistent with the transfer of beneficial ownership (including without the consent of the depositary, disposing of such shares), other than in satisfaction of such pre-release; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, which limit will normally be 30% of the ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS and Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Each holder of ADSs will be required to provide such information as from time to time may be requested by us or as may otherwise be required to be disclosed, in accordance with applicable law, the rules and requirements of any stock exchange or clearing system on which the ADSs are traded or our articles of association.

TAXATION

Belgian Taxation

The following paragraphs are a summary of material Belgian tax consequences of the ownership of ADSs by an investor. The summary is based on laws, treaties and regulatory interpretations in effect in Belgium on the date of this document, all of which are subject to change, including changes that could have retroactive effect.

The summary only discusses Belgian tax aspects which are relevant to U.S. holders of ADSs, or Holders. This summary does not address Belgian tax aspects which are relevant to persons who are residents in Belgium or engaged in a trade or business in Belgium through a permanent establishment or a fixed base in Belgium. This summary does not purport to be a description of all of the tax consequences of the ownership of ADSs, and does not take into account the specific circumstances of any particular investor, some of which may be subject to special rules, or the tax laws of any country other than Belgium. This summary does not describe the tax treatment of investors that are subject to special rules, such as banks, insurance companies, collective investment undertakings, dealers in securities or currencies, persons that hold, or will hold, ADSs in a position in a straddle, share-repurchase transaction, conversion transactions, synthetic security or other integrated financial transactions. Investors should consult their own advisers regarding the tax consequences of an investment in ADSs in the light of their particular circumstances, including the effect of any state, local or other national laws.

In addition to the assumptions mentioned above, it is also assumed in this discussion that for purposes of the domestic Belgian tax legislation, the owners of ADSs will be treated as the owners of the ordinary shares represented by such ADSs. However, the assumption has not been confirmed or verified with the Belgian Tax Administration.

Dividend Withholding Tax

As a general rule, a withholding tax of 27% is levied on the gross amount of dividends paid on the ordinary shares represented by the ADSs, subject to such relief as may be available under applicable domestic or tax treaty provisions. Dividends subject to the dividend withholding tax include all benefits attributed to the ordinary shares represented by the ADSs, irrespective of their form, as well as reimbursements of statutory share capital by us, except reimbursements of fiscal capital made in accordance with the Belgian Company Code. In principle, fiscal capital includes paid-up statutory share capital, and subject to certain conditions, the paid-up issue premiums and the cash amounts subscribed to at the time of the issue of profit sharing certificates.

In case of a redemption by us of own shares represented by ADSs, the redemption distribution (after deduction of the portion of fiscal capital represented by the redeemed shares) will be treated as a dividend which in certain circumstances may be subject to a withholding tax of 27%, subject to such relief as may be available under applicable domestic or tax treaty provisions. In case of a liquidation of our Company, any amounts distributed in excess of the fiscal capital will be subject to a 27% withholding tax, subject to such relief as may be available under applicable domestic or tax treaty provisions.

For non-resident individuals and companies, the dividend withholding tax will be the only tax on dividends in Belgium, unless the non-resident holds ADSs in connection with a business conducted in Belgium, through a fixed base in Belgium or a Belgian permanent establishment.

Relief of Belgian Dividend Withholding Tax

Under the Belgium-United States Tax Treaty, or the Treaty, under which we are entitled to benefits accorded to residents of Belgium, there is a reduced Belgian withholding tax rate of 15% on dividends paid by us to a U.S. resident which beneficially owns the dividends and is entitled to claim the benefits of the Treaty under the limitation of benefits article included in the Treaty, or Qualifying Holders. If such Qualifying Holder is a company that owns directly at least 10% of our voting stock, the Belgian withholding tax rate is further reduced to 5%. No withholding tax is however applicable if the Qualifying Holder, is: (i) a company that is a resident of the United States that has owned directly ADSs representing at least 10% of our capital for a 12-month period ending on the date the dividend is declared, or (ii) a pension fund that is a resident of the United States, provided that such dividends are not derived from the carrying on of a business by the pension fund or through an associated enterprise.

Under the normal procedure, we or our paying agent must withhold the full Belgian withholding tax (without taking into account the Treaty rate). Qualifying Holders may make a claim for reimbursement for amounts withheld in excess of the rate defined by the Treaty. The reimbursement form (Form 276 Div-Aut.) may be obtained from the Bureau Central de Taxation Bruxelles-Etranger, 33 Boulevard Roi Albert II, 33 (North Galaxy Tower B7), 1030 Brussels, Belgium. Qualifying Holders may also, subject to certain conditions, obtain the reduced Treaty rate at source. Qualifying Holders should deliver a duly completed Form 276 Div-Aut. no later than ten days after the date on which the dividend becomes payable. U.S. holders should consult their own tax advisors as to whether they qualify for reduction in withholding tax upon payment or attribution of dividends, and as to the procedural requirements for obtaining a reduced withholding tax upon the payment of dividends or for making claims for reimbursement.

Withholding tax is also not applicable, pursuant to Belgian domestic tax law, on dividends paid to certain U.S. pension funds that are not engaged in any business or other profit making activity and are exempted from income taxes in the United States, provided that such pension fund is not contractually obligated to redistribute the dividends to any beneficial owner of such dividends for whom it would manage the ADSs and subject to certain procedural formalities.

Capital Gains and Losses

Pursuant to the Treaty, capital gains and/or losses realized by a Qualifying Holder from the sale, exchange or other disposition of ADSs do not fall within the scope of application of Belgian domestic tax law.

Capital gains realized on ADSs by a corporate Holder which is not entitled to claim the benefits of the Treaty under the limitation of benefits article included in the Treaty are generally not subject to taxation in Belgium unless the corporate Holder is acting through a Belgian permanent establishment. Capital losses are not deductible.

Private individual Holders who are not entitled to claim the benefits of the Treaty under the limitation of benefits article included in the Treaty and which are holding ADSs as a private investment will, as a rule, not be subject to tax on any capital gains arising out of a disposal of ADSs. Losses will, as a rule, not be deductible in Belgium.

However, if the gain realized by such individual Holders on ADSs is deemed to be realized outside the scope of the normal management of such individual’s private estate and the capital gain is obtained or received in Belgium, the gain will be subject to a final professional withholding tax of 30.28%. The Official Commentary to the ITC 1992 stipulates that occasional transactions on a stock exchange regarding ADSs should not be considered as transactions realized outside the scope of normal management of one’s own private estate.

In addition, capital gains realized by such individual Holders on the disposal of ADSs may be subject to Belgian income tax at a rate of 33% if the ADSs are acquired as from January 1, 2016 and disposed of within a period of six months as from their acquisition, subject to certain exceptions.

Capital gains realized by such individual Holders on the disposal of ADSs for consideration, outside the exercise of a professional activity, to a non-resident company (or a body constituted in a similar legal form), to a foreign state (or one of its political subdivisions or local authorities) or to a non-resident legal entity who is established outside the European Economic Area, are in principle taxable at a rate of 16.5% if, at any time during the five years preceding the sale, such individual Holders has owned directly or indirectly, alone or with his/her spouse or with certain relatives, a substantial shareholding in us (that is, a shareholding of more than 25% of our shares).

Capital gains realized by a Holder upon the redemption of ADSs or upon our liquidation will generally be taxable as a dividend. See “—Dividend Withholding Tax.”

Estate and Gift Tax

There is no Belgian estate tax on the transfer of ADSs upon the death of a Belgian non-resident.

Donations of ADSs made in Belgium may or may not be subject to gift tax in Belgium depending on the modalities under which the donation is carried out.

Belgian Tax on Stock Exchange Transactions

A stock market tax is normally levied on the purchase and the sale and on any other acquisition and transfer for consideration in Belgium of ADSs through a professional intermediary established in Belgium on the secondary market, so-called “secondary market transactions.” The applicable rate amounts to 0.27% of the consideration paid but with a cap of €800 per transaction and per party.

Belgian non-residents who purchase or otherwise acquire or transfer, for consideration, ADSs in Belgium for their own account through a professional intermediary may be exempt from the stock market tax if they deliver a sworn affidavit to the intermediary in Belgium confirming their non-resident status.

In addition to the above, no stock market tax is payable by: (i) professional intermediaries described in Article 2, 9° and 10° of the Law of August 2, 2002 acting for their own account, (ii) insurance companies described in Article 2, §1 of the Law of July 9, 1975 acting for their own account, (iii) professional retirement institutions referred to in Article 2, 1° of the Law of October 27, 2006 relating to the control of professional retirement institutions acting for their own account, or (iv) collective investment institutions or regulated real estate investment companies acting for their own account.

No stock market tax will thus be due by Holders on the subscription, purchase or sale of ADSs, if the Holders are acting for their own account. In order to benefit from this exemption, the Holders must file with the professional intermediary in Belgium a sworn affidavit evidencing that they are non-residents for Belgian tax purposes.

Proposed Financial Transactions Tax

The European Commission has published a proposal for a Directive for a common financial transactions tax, or FTT, in Belgium, Germany, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or collectively, the Participating Member States.

The proposed FTT has a very broad scope and could, if introduced in its current form, apply to certain dealings in ADSs in certain circumstances. Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in ADSs where at least one party is a financial institution, and at least one party is established in a Participating Member State.

A financial institution may be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including by transacting with a person established in a Participating Member State.

The FTT proposal remains subject to negotiation between the Participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate. Prospective Holders of ADSs are advised to seek their own professional advice in relation to the FTT.

U.S. Taxation

The following is a discussion of the material U.S. federal income tax considerations to U.S. holders (as defined below) of acquiring, holding and disposing of the ADSs. The following discussion applies only to U.S. holders that purchase ADSs in this offering, will hold ADSs as capital assets for U.S. federal income tax purposes (generally, assets held for investment) and that are not residents of, or ordinarily resident in, Belgium for tax purposes nor hold their ADSs as part of a permanent establishment in Belgium. The discussion also does not address any aspect of U.S. federal taxation other than U.S. federal income taxation. In particular, this summary does not address all tax considerations applicable to investors that own (directly or by attribution) 10% or more of our voting stock, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, investors liable for the alternative minimum tax, certain U.S. expatriates, individual retirement accounts and other tax-deferred accounts, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, dealers in securities or currencies, securities traders that elect mark-to-market tax accounting, investors that will hold the ADSs as part of constructive sales, straddles, hedging, integrated or conversion transactions for U.S. federal income tax purposes or investors whose “functional currency” is not the U.S. dollar).

The following summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations thereunder, published rulings of the U.S. Internal Revenue Service, or the IRS, the income tax treaty between the United States and Belgium, or the U.S.-Belgium Treaty, and judicial and administrative interpretations thereof, in each case as available on the date of this prospectus. Changes to any of the foregoing, or changes in how any of these authorities are interpreted, may affect the tax consequences set out below, possibly retroactively. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and there can be no assurance that the IRS will not challenge such statement or conclusion in the following discussion or, if challenged, a court will uphold such statement or conclusion.

For purposes of the following summary, a “U.S. holder” is a beneficial owner of ADSs that is for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons (as defined in the Code) have the authority to control all of the substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering an investment in ADSs, and partners in such partnership, should consult their own tax advisers about the consequences of the investment.

We do not expect to be a Passive Foreign Investment Company, or a PFIC, and the discussion under “—Distributions by Us” and “—Proceeds from the Sale, Exchange or Retirement of the ADSs” below assumes we will not be a PFIC. See “—Passive Foreign Investment Company” discussion below.

Prospective purchasers of ADSs should consult their own tax advisers with respect to the U.S. federal, state, local and non-U.S. tax consequences to them in their particular circumstances of acquiring, holding, and disposing of, ADSs.

Ownership of ADSs in General

The discussion below is based, in part, on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For U.S. federal income tax purposes, an owner of ADSs generally will be treated as the owner of the ordinary shares represented by such ADSs. However, the U.S. Treasury has expressed concerns that parties to whom interests such as the ADSs are delivered in transactions similar to pre-release transactions may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Accordingly, the analysis of the creditability of Belgian taxes could be affected by actions taken by parties to whom the ADSs are pre-released. No gain or loss will be recognized if you exchange ADSs for the ordinary shares represented by those ADSs. Your tax basis in such ordinary shares will be the same as your tax basis in such ADSs, and the holding period in such ordinary shares will include the holding period in such ADSs.

Distributions by Us

Subject to the application of the passive foreign investment company rules discussed below, the U.S. dollar value of distributions paid by us (including the amount of any taxes withheld) out of its earnings and profits, as determined under U.S. federal income tax principles, will be subject to tax as foreign source ordinary dividend income and will be includible in your gross income upon receipt by the depositary. However, we do not maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by us with respect to ordinary shares or ADSs will constitute ordinary dividend income. Subject to applicable limitations, so long as the ADSs are regularly traded on the NASDAQ Global Select Market, we expect that dividends paid by us will be classified as “qualified dividend income” generally subject to tax at lower rates than other items of ordinary income when received by individuals and other non-corporate U.S. holders. Dividends received on the ordinary shares or ADSs will not be eligible for the dividends received deduction allowed to corporations receiving dividends from U.S. corporations.

The U.S. dollar value of distributions paid by us will be calculated by reference to the exchange rate in effect on the date the dividend distribution is received by the depositary, regardless of when the depositary converts the payments into U.S. dollars. If the foreign currency is converted by the depositary on a later date, a U.S. holder will be required to recognize foreign currency gain or loss in respect of the foreign currency based on the difference between the rate at which it is converted and the rate on the date the dividend was received by the depositary.

Subject to certain limitations, Belgian withholding tax, if any, paid in connection with any distribution with respect to ordinary shares or ADSs may be claimed as a credit against your U.S. federal income tax liability if you elect not to take a deduction for any non-U.S. income taxes for that taxable year; otherwise, such Belgian withholding tax may be taken as a deduction. If you are eligible for benefits under the Treaty or are otherwise entitled to a refund for the taxes withheld, you will not be entitled to a foreign tax credit or deduction for the amount of any Belgian taxes withheld in excess of the maximum rate under the Treaty or for the taxes with respect to which you can obtain a refund from the Belgian taxing authorities. As the relevant rules are very complex, you should consult your own tax advisor concerning the availability and utilization of the foreign tax credit or deductions for non-U.S. taxes in your particular circumstances.

Proceeds from the Sale, Exchange or Retirement of the ADSs

Upon the sale, exchange or retirement of ADSs, a U.S. holder will generally recognize U.S. source capital gain or loss equal to the difference, if any, between the U.S. dollar amount realized on the sale, exchange or retirement and the U.S. holder’s tax basis in the ADSs (generally their cost in U.S. dollars). Any gain or loss generally will be long-term capital gain or loss if the ADSs have been held for more than a year. The deductibility of capital losses is subject to limitations.

Gain or loss you recognize on the sale, exchange or retirement of ADSs will generally be U.S. source. If any taxes are withheld from such amounts but are eligible to be refunded, you will not be entitled to a foreign tax credit or deduction with respect to such taxes. If there are amounts withheld that are not eligible to be refunded, you still may not be able to claim a foreign tax credit with respect to such amounts unless you have excess foreign source income of the correct type from other sources because foreign tax credits generally cannot be used against U.S. source income. As the relevant rules are very complex, you should consult your own tax advisor concerning the availability and utilization of the foreign tax credit or deductions for non-U.S. taxes in your particular circumstances.

Passive Foreign Investment Company

We believe that we were not a PFIC for the tax year ended December 31, 2015, and we do not expect to be classified as a PFIC for U.S. federal income tax purposes for the current tax year ending December 31, 2016, or for the foreseeable future. However, the application of the relevant rules to our businesses is not entirely clear and certain aspects of the relevant tests will be outside our control; therefore, no assurance can be given that we will not be a PFIC for any taxable year. If we are a PFIC at any time during the holding period of a U.S. holder, the U.S. holder would be subject to potentially materially greater amounts of tax and subject to additional U.S. tax form filing requirements. In addition, a non-corporate U.S. holder will not be eligible for qualified dividend income treatment on dividends received from us if we are treated as a PFIC for the taxable year in which the dividends are received or for the preceding taxable year.

A non-U.S. corporation is a PFIC in any taxable year in which, after taking into account certain look-through rules, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value (determined on a quarterly basis) of its assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents, royalties, gross income from certain commodities transactions, and capital gains. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. Although the determination of whether a non-U.S. corporation is a PFIC for a given taxable year is based on its income and assets for that taxable year, as determined under the PFIC rules, once a non-U.S. corporation is a PFIC for any taxable year, it generally remains a PFIC for any investors that owned interests in all or a portion of such taxable year even if it would not otherwise qualify as a PFIC in later taxable years. We do not undertake to monitor our PFIC status on an ongoing basis.

The Code imposes additional taxes on gains from the sale or other disposition of, and “excess distributions” with respect to, shares of a PFIC owned directly (or deemed to be owned directly or indirectly under certain attribution rules) by a U.S. holder. In general, an excess distribution is any distribution to the U.S. holder that is greater than 125% of the average annual distributions received by the U.S. holder (including return of capital distributions) during the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ADSs. If we were a PFIC in any year in which a U.S. holder held the ADSs (i) the gain or excess distribution would be allocated ratably over the U.S. holder’s holding period for the ADSs, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized and to any year before we became a PFIC would be taxable as ordinary income, (iii) the amount allocated to each other prior year would be subject to tax at the highest rate in effect for that year and (iv) the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax allocated to each such year. For these purposes, a U.S. holder who uses the ADSs as collateral for a loan would be treated as having disposed of such ADSs.

Different rules apply to a U.S. holder that makes a valid mark-to-market election with respect to the ADSs. This election can be made if the ADSs are considered to be “marketable securities” for purposes of the PFIC rules. The ADSs should be marketable securities for these purposes to the extent they are “regularly traded” on the NASDAQ Global Select Market. Generally, shares are treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Subject to certain limitations, a U.S. holder that makes a valid mark-to-market election with respect to the ADSs would be required to take into account the difference, if any, between the fair market value at the end of each taxable year and the fair market value at the end of the preceding taxable year (or the acquisition price in the first year the election is in effect) of those ADSs, as ordinary income or ordinary loss (but only to the extent of the net amount previously included as income by the U.S. holder as a result of the mark-to-market election). A U.S. holder’s basis in the ADSs will be increased by the amount of any ordinary income inclusion and decreased by the amount of any ordinary loss taken into account under the mark-to-market rules. Gains from an actual sale or other disposition of the ADSs for which this election has been properly made would be treated as ordinary income, any losses incurred on a sale or other disposition of the ADSs would be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years and any additional loss would be capital loss.

Even if a valid mark-to-market election is made with respect to the ADSs, there is a significant risk that indirect interests in any of our subsidiaries that are PFICs will not be covered by this election but will be subject to the excess distribution rules described above. Under these rules, distribution from, and dispositions of interests in, these subsidiaries, as well as certain other transactions, generally will be treated as a distribution or disposition subject to the discussion above regarding excess distributions.

Investors in certain PFICs are able to make an election to treat the PFIC as a “qualified electing fund,” or QEF, which may mitigate the consequences of the rules described above. However, if we are classified as a PFIC, U.S. holders will not be able to make this election.

Prospective U.S. holders are urged to consult their own tax advisers about the consequences of holding the ADSs if we are considered a PFIC in any taxable year, including the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances. In particular, U.S. holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that there is a significant risk that we will have subsidiaries that are classified as PFICs.

Medicare Tax

Certain U.S. holders who are individuals, estates and trusts will be required to pay an additional 3.8% tax on some or all of their “net investment income,” which generally includes its dividend income and net gains from the disposition of the ADSs. U.S. holders should consult their own tax advisors regarding the applicability of this additional tax on their particular situation.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with distributions on the ADSs and the proceeds from the sale or other disposition of the ADSs unless a U.S. holder establishes that it is exempt from the information reporting rules. A U.S. holder may be subject to backup withholding on these payments if it fails to provide its tax identification number to the paying agent and comply with certain certification procedures. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against its U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Return Disclosure Requirement

U.S. federal income tax law requires certain U.S. investors to disclose information relating to investments in securities of a non-U.S. issuer. Failure to comply with applicable disclosure requirements could result in the imposition of substantial penalties. U.S. holders should consult their own tax advisors regarding any disclosure obligations.

PLAN OF DISTRIBUTION

We are registering up to 35,032,250 ordinary shares represented by 35,032,250 ADSs to be sold by the selling shareholders from time to time after the date of this prospectus. These ordinary shares consist of ordinary shares previously issued to and ordinary shares issuable upon exercise of warrants or conversion of convertible bonds held by the selling shareholders, as well as ordinary shares underlying ADSs that were acquired by the selling shareholders on the NASDAQ Global Select Market. We have agreed to keep the registration statement of which this prospectus forms a part current and cause it to remain effective until such time the securities covered by the registration statement have been sold or otherwise cease to be registrable securities under the Registration Rights Agreement, or the date on which the Registration Rights Agreement is terminated in accordance with its terms. We will not receive any of the proceeds from sales by the selling shareholders of the ADSs. We will bear all expenses incident to our obligation to register the securities, except that the selling shareholders will pay any and all (i) commissions and transfer taxes, if any, attributable to sales of securities, (ii) the fees, if any, payable to the depositary in connection with issuance by the depositary of ADSs representing the ordinary shares, and (iii) the fees, disbursements and expenses of their counsel.

The selling shareholders may sell all or a portion of the ADSs offered hereby from time to time directly or through one or more broker-dealers or agents. The ADSs may be sold in one or more transactions at fixed prices which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ADSs at a stipulated price per ADS;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ADSs to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of concessions or commissions from the selling shareholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ADSs short and deliver ADSs to close out short positions and to return borrowed ADSs in connection with such short sales. The selling shareholders may also loan or pledge ADSs to broker-dealers that in turn may sell such ADSs.

The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, with our consent in our sole discretion, the pledgees or secured parties may offer and sell the ordinary shares in the form of ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case, with our consent in our sole discretion, the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with the Financial Industry Regulatory Authority, Inc. (or FINRA) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

There can be no assurance that the selling shareholders will sell any or all of the ADSs representing the ordinary shares registered pursuant to the registration statement of which this prospectus forms a part.

In order to comply with applicable securities laws of some states or countries, the ADSs may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available.

The selling shareholders and any other person participating in a distribution of the ADSs will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling shareholders and any other participating person. Regulation M of the Exchange Act may also restrict the ability of any person engaged in a distribution of the ADSs to engage in market-making activities, if any, with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus or we may be entitled to contribution, in accordance with the Registration Rights Agreement.

Once sold under the registration statement of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the aggregate expenses to be paid by us and the selling shareholders in connection with this offering. All amounts shown are estimated, except the SEC registration fee. We will bear all fees and expenses incident to our obligation to register the securities, except that the selling shareholders will pay any and all (i) commissions and transfer taxes, if any, attributable to sales of securities, (ii) the fees, if any, payable to the depositary in connection with issuance by the depositary of ADSs representing the ordinary shares, or (iii) the fees, disbursements and expenses of their counsel.

Expenses	Amount
SEC registration fee	$25,824
Legal fees and expenses	$45,000
Accounting and auditing fees and expenses	$2,800
Printing fees	$10,000

Total	$83,624

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York, and Clifford Chance LLP, Brussels, Belgium.

EXPERTS

The consolidated financial statements of Materialise NV as of December 31, 2015, 2014 and 2013 and for each of the three years in the period ended December 31, 2015 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so included in reliance on the report of BDO Bedrijfsrevisoren Burg. CVBA, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

BDO Bedrijfsrevisoren Burg. CVBA, Zaventem, Belgium, is a member of the Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d’Entreprises.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Belgian limited liability company and our registered offices and the majority of our assets are located outside of the United States. In addition, all of our directors and senior management and the experts named herein are residents of jurisdictions other than the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or our company, to enforce judgments obtained in U.S. courts against these individuals or our company in courts outside the United States, or to enforce against these individuals and our company, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. federal or state securities laws.

The United States currently does not have a treaty with Belgium providing for the reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. Consequently, a final judgment rendered by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Belgium. Actions for the enforcement of judgments of U.S. courts are regulated by Articles 22 to 25 of the 2004 Belgian Code of Private International Law. Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognized or declared enforceable in Belgium unless, in addition to compliance with certain technical provisions, the Belgian courts are satisfied that:

•	the effect of the recognition or enforcement of judgment is not manifestly incompatible with Belgian public policy;

•	the judgment did not violate the rights of the defendant;

•	the judgment was not rendered in a matter where the parties did not freely dispose of their rights, with the sole purpose of avoiding the application of the law applicable according to Belgian international law;

•	the judgment is not subject to further recourse under U.S. law;

•	the judgment is not incompatible with a judgment rendered in Belgium or with a prior judgment rendered abroad that might be enforced in Belgium;

•	the claim was not filed outside Belgium after a claim was filed in Belgium, if the claim filed in Belgium relates to the same parties and the same purpose and is still pending;

•	the Belgian courts did not have exclusive jurisdiction to rule on the matter;

•	the U.S. court did not accept its jurisdiction solely on the basis of either the presence of the plaintiff or the location of the disputed goods in the United States;

•	the judgment relates to the validity, operation, dissolution, or liquidation of a legal entity that has its main seat in Belgium at the time of the petition of the U.S. court; and

•	the judgment submitted to the Belgian court is authentic.

In addition, with regard to the enforcement through legal proceedings in Belgium (including the exequatur of foreign court decisions in Belgium), a registration tax at the rate of 3% of the amount of the judgment is payable by the debtor, if the sum of money which the debtor is ordered to pay by a Belgian court, or by a foreign court judgment that is either (i) automatically enforceable and registered in Belgium, or (ii) rendered enforceable by a Belgian court, exceeds €12,500. The registration tax is payable by the debtor. The creditor is jointly liable up to a maximum of one-half of the amount the creditor recovers from the debtor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying ordinary shares represented by the ADSs to be sold in this offering. The depositary has also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-3, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.

We file annual reports on Form 20-F and other information with the SEC and furnish reports on Form 6-K to the SEC. We are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and our directors, senior management and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You may review and copy the registration statement, reports and other information we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

We have filed our amended and restated articles of association and all other deeds that are to be published in the annexes to the Belgian State Gazette with the clerk’s office of the Commercial Court of Leuven (Belgium), where they are available to the public. A copy of our amended and restated articles of association is also publicly available as an exhibit to the registration statement of which this prospectus forms a part. In accordance with Belgian law, we must prepare audited annual statutory and consolidated financial statements. The audited annual statutory and consolidated financial statements and the reports of our board and statutory auditor relating thereto are filed with the Belgian National Bank, where they are available to the public.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on April 28, 2016; and

•	the descriptions of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A filed with the SEC on June 20, 2014 and any amendments or reports filed for the purpose of updating such description.

All annual reports on Form 20-F and any amendment thereto and any report on Form 6-K (or portion thereof) that expressly indicates it is being incorporated by reference in this prospectus, in each case, that we file with or furnish to the SEC prior to the termination or completion of the offering under this prospectus, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing or furnishing of such reports and documents. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. In addition, copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, to whom a copy of this prospectus is delivered on the written or oral request of that person made to: Materialise NV, Technologielaan 15, 3001 Leuven, Belgium, Attention: Chief Legal Counsel.

35,032,250 American Depositary Shares

Representing 35,032,250 Ordinary Shares

MATERIALISE NV

PROSPECTUS

September 28, 2016